Exhibit 5.1

WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500
Reno, Nevada 89511-1149
Telephone (775) 688-3000
Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

October 30, 2020

Genius Brands International, Inc.

190 N. Cannon Drive, 4th Floor

Beverly Hills, California 90210

Ladies and Gentlemen:

We have acted as special Nevada counsel to Genius Brands International, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (Registration No. 333-248623) and a Registration Statement on Form S-3 (File No. 333-249694) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (File No. (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registration Statement relates to the registration and sale of (i) 37,400,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of $57,970,000 (the “Shares”); and (ii) warrants to purchase 37,400,000 shares of Common Stock from the Company (the “Investor Warrants”) (such shares of Common Stock to be issued upon exercise of the Warrants, the “Investor Warrant Shares”), which Warrant Shares shall not exceed in the aggregate 37,400,000 shares of the Company’s Common Stock. The Shares and Investor Warrants will be issued and sold by the Company pursuant to a Securities Purchase Agreement, dated October 28, 2020 (the “Purchase Agreement”) among the Company and the purchasers identified therein (each a “Purchaser”).

The Shares and Investor Warrants are being offered and sold pursuant to a prospectus supplement, dated October 28, 2020, (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) on October 28, to a prospectus dated September 15, 2020 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in the Registration Statement. In addition, the Prospectus Supplement registers under the Securities Act the issuance of warrants (together with the Investor Warrants, the “Warrants”) to purchase up to 2,618,000 shares of Common Stock (together with the Investor Warrant Shares, the “Warrant Shares”) issued to The Special Equities Group, a division of Bradley Woods & Co, Ltd., the placement agent for the transaction.

Genius Brands International, Inc.

October 30, 2020

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof (the “Articles”), the Amended and Restated Bylaws of the Company, as amended to the date hereof (the “Bylaws”, the Articles and Bylaws are collectively referred to herein as the “Organizational Documents”), the corporate proceedings with respect to the authorization of the Registration Statement, the Prospectus, the Shares, the Purchase Agreement, the Warrants and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, Prospectus, Purchase Agreement and the aforesaid records, certificates and documents. We have assumed that all Shares and Warrants will be sold in the manner stated in the Prospectus and the Purchase Agreement.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of Nevada.

2. The Shares which are being issued on the date hereof pursuant to the Purchase Agreement have been duly authorized and, when issued and delivered as provided in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

3. The Warrants which are being issued on the date hereof pursuant to the Purchase Agreement have been duly authorized and, when issued and delivered as provided in the Purchase Agreement, will be validly issued.

4. The Warrant Shares have been duly authorized and will, when issued upon due exercise of the applicable Warrants and against payment of the applicable exercise price (or cashless exercise, as applicable) in accordance with the terms of the applicable Warrants, be validly issued and fully paid and nonassessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of the State of Nevada as presently in effect.

Genius Brands International, Inc.

October 30, 2020

VStock Transfer, LLC, the transfer agent and registrar of the Common Stock, may rely on the opinions set forth herein as if such opinions were addressed to that entity.

We hereby consent:

1.                  To being named in the Registration Statement and Prospectus and any amendments thereto as counsel for the Company;

2.                  To the statements with reference to our firm made in the Registration Statement and Prospectus; and

3.                  To the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K dated on or about the date hereof.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By: /s/ Gregg P. Barnard
Gregg P. Barnard